UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEARS OIL AND GAS CORPORATION
(Name of small business issuer in its charter)

Nevada	1311	20-3455830
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

351-B Linden Street
Ft. Collins, Colorado 80524
(970) 224-1189

(Address and telephone number of principal executive offices)

351-B Linden Street
Ft. Collins, Colorado 80524
(970) 224-1189

(Name, address and telephone number of agent for service)

With copies to:

The Law Office of Timothy S. Orr, PLLC
4328 West Hiawatha Drive, Suite 101
Spokane, Washington 99208
P (509) 462.2926
F (509) 462.2929

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the selling stockholders.

If any of the securities being registered on this from are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, $.001 par value	6,800,000	$0.01	$68,000	$2.67

(1)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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SEARS OIL AND GAS CORPORATION

PROSPECTUS

6,800,000 Shares of Common Stock
$0.01 per share

Offered by Certain Shareholders of Sears Oil and Gas Corporation

Sears Oil and Gas Corporation (“SOG” or the Company) is registering an aggregate of 6,800,000 shares of our common stock that are to be sold, from time-to-time, by one or more of the selling stockholders.  The selling stockholders may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price of $0.01 per share until a trading market develops in our common stock, at which time the selling stockholders may sell shares at prevailing market prices, which may vary, or at privately negotiated prices. The proceeds from the sale of the shares will go directly to the selling stockholders and will not be available to us.

We are a development stage company which currently has limited operations and has not generated any revenue. Therefore, any investment involves a high degree of risk. Prior to this offering, there has been no public market for our common stock.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE THE SECTION ENTITLED “RISK FACTORS” HEREIN ON PAGE 10.

This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The company is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell the shares of common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

AVAILABLE INFORMATION

Upon completion of this offering we will be subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Electronic filings filed on or after July 1, 1992 are available via the Electronic Data Gathering Analysis and Retrieval System (EDGAR) at the public reference facility. The SEC also maintains a web site that contains reports, proxy and information statements and other materials that are filed through EDGAR which can be accessed at http://www.sec.gov.

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We hereby undertake to provide without charge to each person, including a beneficial owner, to whom a prospectus is delivered, upon written or oral request of each person, a copy of any document included herein. Requests should be directed to:

Sears Oil and Gas Corporation
351 B-Linden Street
Ft. Collins, Colorado 80524

Telephone: (970) 224-1189

The information in this document is not complete and may be changed. The Company may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Company is not soliciting an offer to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April  , 2008

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EXECUTIVE COMPENSATION	33
Summary Compensation Table	33
Employment Agreements	33
Long-Term Incentive Plan Awards	33
Compensation of Directors	33
Indemnification of Officers and Directors	33
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	34
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	35
DESCRIPTION OF SECURITIES	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	36
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	37
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR OFFICERS AND DIRECTORS	37
FINANCIAL STATEMENTS	F-1
EXHIBITS	40
UNDERTAKINGS	41
SIGNATURES	42

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it does not contain all the information necessary for your investment decision. The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See “Risk Factors” beginning on page 10.

This prospectus covers the sale of up to an aggregate of 6,800,000 shares of our common stock held by our selling shareholders.   There is currently no public market for our common stock and there is no guarantee that any such market will develop in the future.

Sears Oil and Gas Corporation

Sears Oil and Gas Corporation (hereinafter referred to as “SOG” or the “Company”), a Nevada corporation incorporated on October 18, 2005, is a developmental stage company with a principal business objective of taking advantage of the many and varied opportunities currently presented within the oil and gas field. SOG intends to exploit multiple revenue streams throughout the natural resources industry, including oil, gas and mining properties.

We are a small, start-up company that has not generated any revenues and that lacks a stable customer base.  Since our inception to the present, we have not generated any revenues. We believe that the funds received from our recent private placement offering pursuant to Regulation D, Rule 505, will be sufficient to finance our efforts to become operational and carry us through the next twelve (12) months. We believe that the recurring revenues future operations will be sufficient to support ongoing operations. Unfortunately, there can be no assurance that the actual expenses incurred over the next twelve months will not materially exceed our current capital base and cash flows from our operations. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern.  If we do not produce sufficient cash flow to support our operations over the next 12 months, we may need to raise additional capital by issuing additional common stock in exchange for cash in order to continue as a going concern. This potential future issuance of common stock would dilute the holdings of any of the selling shareholders in this offering.  There are no formal or informal agreements to attain such financing.  We cannot assure you that any financing can be obtained or, if obtained, that it will be on reasonable terms.  Without securing additional capital, it may be unlikely for us to stay in business and any investment made into the company would be lost in its entirety.

We have filed this Registration Statement in an effort to become a fully reporting company with the Securities and Exchange Commission in order to enhance our ability to raise additional working capital. There is currently no public market for our common stock. We are currently in discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the OTCBB® upon the effectiveness of this prospectus and closure of the offering.  We cannot provide any assurance that a public market will be developed for our common stock.  If we are unable to develop a market for our common stock the business would likely fail and any investment made into the company would be lost.

We currently have two officers and directors whose names are William Sears and Max Kern. These individuals allocate time and personal resources to Sears Oil and Gas on a part-time basis. As of the date of this prospectus, Sears Oil and Gas has 36,200,000 shares of $0.001 par value common stock issued and outstanding.

Our mailing address is P.O. Box 1087, Laporte CO 80535.  Our offices are located at 351-B Linden Street, Fort Collins, Colorado 80524. the telephone number is (970) 224-1189.  Sears Oil and Gas Corporation’s fiscal year end is December 31.

The Offering

The offering consists entirely of shares offered by the selling stockholders.  We are offering no shares.  The selling stockholders are offering 6,800,000 shares, or 18.79%, of our issued and outstanding common stock as soon as practicable after this Registration Statement becomes effective.  The selling shareholders will sell at a price of $0.01 per share until the shares are quoted on the OTC Bulletin Board® or in another quotation medium and, thereafter, at prevailing market prices or privately negotiated prices.  The offering price of $0.01 for the common stock being registered for hereby is what the selling shareholders had paid for their shares. The proceeds of the offering will go directly to the selling stockholders.  None of the proceeds will be available to our Company.

Sears Oil and Gas Corporation’s stock transfer agent is Delos Stock Transfer Company, 762 South U.S. Highway 1, Suite 159, Vero Beach, Florida 32962. The phone number is (503) 320-2873.

We have agreed to pay all costs and expenses relating to the registration of its common stock, but the selling stockholders will be responsible for any related commissions, all taxes including but not limited to federal and state income taxes, attorney's fees and related charges in connection with the offer and sale of the shares.  The selling stockholders may sell their common stock through one or more broker/dealers, and such broker/dealers may receive compensation in the form of commissions.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to SOG assets, book value, historical earnings or net worth.

The purchase of the common stock in this offering involves a high degree of risk.  The common stock offered in this prospectus is for investment purposes only and currently no market for SOG common stock exists.  Please refer to the sections herein titled "Risk Factors" and "Dilution" before making an investment in this stock.

Selected Financial Data

The following table sets forth summary financial data derived from SOG financial statements.  The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.
Financial Data Summary

Balance Sheet Data

ASSETS	February 28, 2008

Current assets	$22,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES	$0

STOCKHOLDERS’ EQUITY

Common stock: $0.001 par value 75,000,000 shares authorized 36,200,000 shares issued and outstanding	36,200
Additional paid-in-capital	65,800
Deficit accumulated during development stage	(79,362)

Total stockholders’ equity	22,368

Total liabilities and stockholders’ equity	$22,368

Statements of Operations Data

Inception on September 9, 2005 to February 28, 2008

Revenues	$0

Operating Expenses	$79,362

Earnings ( Net Loss)	$(79,362)

Weighted average number of shares of common stock outstanding	36,200,000

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RISK FACTORS

We cannot assure any investor that we will successfully address these risks.

Investing in our shares involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, result of operations, cash flows and ability to pay dividends and cause the trading price of our shares to decline. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. You may lose all or a part of your investment.

Risk Relating to Sears Oil and Gas Corporation

We Have a Limited Operating History on Which to Base an Evaluation of Our Business and Prospects

We have not acquired any leases and have not entered into any agreements to acquire property. We have not yet begun exploration. As a result, we have a limited operating history on which to base an evaluation of our prospects. Our operating activities since our inception have consisted primarily of locating potential lease property. Accordingly, we have not earned any revenues to date. We have no way to evaluate the likelihood that we will be able to operate our business successfully or that the property on which we hold a lease, or any properties on which we hold leases in the future, contain any recoverable reserves. We anticipate that we will incur increased operating costs without realizing any revenues during the period when we are exploring the property on which we will hold the lease. If we are not able to generate significant revenues from our operations and any disposition of our properties, we will not be able to earn profits or continue operations. Additionally, at this early stage of our operation, we face certain risks and uncertainties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Our Auditors have Expressed a Going Concern Opinion

We have incurred losses as a result of our development stage and pre-exploration expenses and our lack of revenue. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us and may negatively impact the market price of our stock.

If We are Unable to Obtain Additional Financing, We may be Forced to Cease all Business Operations

We have limited capital resources. To date, we have not generated any significant cash flow from our operations.  Unless we begin to generate sufficient revenues from the full implementation of our business plan to finance operations as a going concern, we may experience liquidity and solvency problems. Such liquidity and solvency concerns may force us to go out of business, if additional financing is not available. We have no intention of liquidating. In the event our cash resources are insufficient to continue operations, we intend to raise additional capital through offerings and sales of equity or debt securities. In the event we are unable to raise sufficient funds, we will be forced to go out of business and will be forced to liquidate. A possibility of such outcome presents a risk of complete loss of investment in our common stock.

We Have not Generated any Revenue from Our Business and We May Need to Raise Additional Funds in the Near Future. If we are Unable to do so, we Might be Forced to Discontinue Our Operations

Because we have not generated any revenue from our business and we cannot anticipate when we will be able to generate revenue from our business, we will need to raise additional funds for the exploration and continued development of our prospects or to respond to unanticipated requirements or expenses. Based on current and expected operations, we anticipate that we will require approximately $31,250 to fund our operations over the next twelve months. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. If we are to sell additional shares, such sale will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business and explore our properties, which might result in the loss of some or all of your investment in our common stock.

Sears Oil and Gas’ Success is Dependent on Current Management, who May be Unable to Devote Sufficient Time to the Development of Sears Oil and Gas’ Business Plan, which could Cause the Business to Fail.

Sears Oil and Gas is heavily dependent on the management experience that our Officers and Directors, William Sears and Max Kern bring to the company. If something were to happen to them, it would greatly delay its daily operations until further industry contacts could be established. Furthermore, there is no assurance that suitable people could be found to replace our management team. In that instance, Sears Oil and Gas may be unable to further its business plan. Additionally, Mr. Sears and Mr. Kern are employed outside of Sears Oil and Gas.  They have been able to commit approximately 10 hours per week of their time to the development of Sears Oil and Gas business plan in the next twelve months. If management is required to spend additional time with their outside employment, they may not have sufficient time to devote to Sears Oil and Gas and Sears Oil and Gas would be unable to develop its business plan.

Existing Management Currently has Significant Control of the Company

Currently, officers and directors of SOG as a group directly own or control approximately 27,721,200 restricted shares of Common Stock in SOG which is approximately 81.46% of the approximately 36,200,000 shares of Common Stock issued and outstanding (see the section entitled "Security Ownership of Certain Beneficial Owners and Control Persons" herein).  As a result, our management as a group could exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership limits the power to exercise control by our minority shareholders.

Because We do not Have an Audit Committee, Shareholders will Have to Rely on Our Directors, Who are not Independent, to Perform these Functions

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the board of directors as a whole. The two members of the Board of Directors are not independent directors. Thus, there is a potential conflict in that the board members are also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management performance.

Our Officers and Directors have Limited Expertise and no Experience in Managing a Public Company

Our operations depend on the efforts of Max Kern and William Sears, our officers and directors.  Neither Mr. Kern nor Mr. Sears have any experience related to public company management or as a principal accounting or principal financial officer.  After the effectiveness of this registration statement, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.  The costs of complying with such requirements may be substantial.  In the event we are unable to establish a base of operations that generates sufficient cash flows or cannot obtain additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations.

Risks Relating to the Industry

Competition in the Oil and Natural Gas Industry is Intense, which may prevent Us from Competing in the Market

We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. The majority of our competitors possess’ and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and natural gas industry.

Current competitive factors in the domestic oil and gas industry are unique. The actual price range of crude oil is largely established by major international producers. Pricing for natural gas is more regional. However, more favorable prices can usually be negotiated for larger quantities of oil and/or gas product. In this respect, while we believe we have a price disadvantage when compared to larger producers, we view our primary pricing risk to be related to a potential decline in international prices to a level which could render production by small operators uneconomical.

We may not be Successful in Drilling and Completing Wells to a Level of Commercial Viability

Drilling and attempting to complete an oil and/or gas well poses particularly high risk of loss of investment because your entire investment could be expended in drilling and completing one or more dry holes or non-commercial wells. We will have to raise capital to conduct drilling activities. Whether drilling and completion activities are engaged in or deferred to later, each investor in this offering will, at some point in time, most likely incur some drilling and completion risks to the return of their investment in us. The principal risks which may be encountered in the drilling and completion of oil and gas wells are summarized as follows:

•	We may expend all our resources in drilling a dry hole, that is a well drilled and sometimes completed to a target formation and subsequently determined to have no recoverable oil and/or gas reserves

•
We may complete a well which appears to be economically productive, but later determine that such well cannot produce in sufficient quantities to justify continued operations. This type of well is usually referred to as a non-commercial well;

•	A well may be completed as a commercial well, but have dramatic declines in production due to various unforeseen factors such as a well collapse, flooding or unanticipated production declines;

•
Various unforeseen factors such as drilling or completion complications or difficult formations may greatly increase the anticipated cost of drilling and completing a well, thus rendering it economically unproductive;

•
The price of oil and gas, as well as the costs of operations, can be very unstable and a commercial well may be rendered economically unproductive by relatively small changes in the market price of oil or gas or increases in operating costs; and

•
Charges for drilling and completion services and equipment are also very volatile and potential increases in anticipated costs over a short period can render a proposed acquisition or drilling project non-commercial.

Substantial or Extended Decline in Oil and Natural Gas Prices would Adversely Affect Our Business, Financial Condition and Results of Operations; and Our Ability to Meet Our Capital Expenditure Obligations and Financial Commitments

The price we receive for our oil and natural gas production will heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, will depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries (OPEC);

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil-producing activity;

•	the level of global oil and natural gas exploration and production activity;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Drilling for and Producing Oil and Natural Gas are High Risk Activities with Many Uncertainties which could Adversely Affect Our Business, Financial Condition or Results of Operations

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control; including the risk that drilling will not result in any commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Reserve estimates depend on many assumptions that may turn out to be inaccurate” (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment failures or accidents;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	title problems; and

•	limitations in the market for oil and natural gas.

We may Incur Substantial Losses and be Subject to Substantial Liability Claims as a Result of Our Oil and Natural Gas Operations

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We will be Subject to Complex Laws that can Affect the Cost, Manner or Feasibility of Doing Business

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties; and

•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our Operations may Incur Substantial Liabilities to Comply with Environmental Laws and Regulations

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative or civil penalties and the imposition of injunctive relief. Changes in environmental laws and costly waste handling, storage, transport, disposal or cleanup requirements may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

If Our Access to Markets are Restricted, it would Negatively Impact Our Production, Our Income and Ultimately Our Ability to Retain Our Leases

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

We plan to sell the majority of our production to marketers and other purchasers that have access to nearby pipeline facilities. However, as we begin to further develop our current or future properties, we may find production in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

Risks Relating to this Offering

Participation is Subject to Risks of Investing in Micro Capitalization Companies

Sears Oil and Gas believes that certain micro capitalization companies have significant potential for growth, although such companies generally have limited product lines, low market share, and limited financial resources.  The securities of such companies, if traded in the public market, may trade less frequently and in more limited volume than those of more established companies.  Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of micro capitalization companies.  In particular, micro capitalization companies that trade in the over-the-counter markets have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

Our Stock is a Speculative Investment and any Investment made into the Company’s Common Stock may be Lost in its Entirety

This Registration Statement is intended to secure transparency associated with registration such that the general public might have access to periodic and current information on our company as required by the Securities and Exchange Commission and the Securities Act of 1933, as amended and the Exchange Act of 1934, as amended, together with the rules and regulations as promulgated thereunder.  It is our hope that this might enhance the liquidity of our shares. However, there can be no assurance that a meaningful trading market will ever develop.  If no market can be developed for the Company’s common stock any investment made into the Company would likely be lost.

We will become Subject to Financial and Other Reporting and Corporate Governance Requirements that may be Difficult for us to Satisfy

In connection with this offering we will become obligated to file with the SEC periodic reports that are specified in Section 13 of the Securities Exchange Act of 1934, and we will be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Upon completion of this offering, we will also become subject to requirements of certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. Pursuant to such obligations we will be required to, among other things:

•	prepare periodic reports, including financial statements, in compliance with our obligations under U.S. federal securities laws;

•	maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	establish internal compliance policies, such as those relating to insider trading.

We may not be successful in implementing these requirements. If we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired.

Legislation, Including the Sarbanes-Oxley Act of 2002, may make it Difficult to Attract Officers and Directors

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals.  The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.  The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.  Upon becoming a public company, we will be required to comply with the applicable provisions of the Sarbanes-Oxley Act.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our boards of directors or as executive officers.  We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

There is no Public Market for Our Stock and there can be no Guarantee or Assurance a Public Market can ever be Developed for Our Stock

If and when we are successful in completing this registration statement process with the SEC, we intend to contact an authorized OTCBB® market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize.  If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose their entire investment.  Moreover, you may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and listing on the OTC Bulletin Board.

Any Future Sale of a Substantial Number of Shares of Our Common Stock Could Depress the Trading Price of Our Common Stock, Lower Our Value and Make it more Difficult for us to Raise Capital

Any sale of a substantial number of shares of our common stock, or the prospect of sales, may have the effect of depressing the trading price of our common stock. In addition, those sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of February 29, 2008, we had 36,200,000 shares of common stock outstanding, of which 29,900,000 will be eligible for resale in the public market, subject to applicable federal securities law restrictions.

We Have Additional Securities Available for Issuance, which, if Issued, would Adversely Impact the Rights of the Holders of Our Common Stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of our common stock. The common stock can be issued by our board of directors, without stockholder approval. Any future issuances of our common stock would further dilute the percentage ownership of our Company held by public stockholders.

Our Stock Price is Likely to be Highly Volatile Because of Several Factors, Including a Limited Public Float

Even if we are approved for trading, the market price of our common stock is likely to be highly volatile. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our operating results;

•	the potential absence of securities analysts covering us and distributing research and recommendations about us;

•	we may have a low trading volume for a number of reasons, including that a large amount of our stock is closely held;

•	overall stock market fluctuations;

•	announcements concerning our business or those of our competitors;

•	our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;

•	announcements of technological innovations;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	future sales of common stock;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Arbitrary Offering Price

The offering price of $0.01 per share of common stock was arbitrarily determined by Sears Oil and Gas and is unrelated to specific investment criteria, such as the assets or past results of SOG’s operations.  In determining the offering price, SOG considered such factors as the prospects, if any, of similar companies, the previous experience of management, SOG's anticipated results of operations, and the likelihood of acceptance of this offering.  Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

Sears Oil and Gas Does not Currently Pay nor does it Plan to Pay Dividends in the Foreseeable Future

Sears Oil and Gas has not declared or paid any cash dividends on its common stock since inception.  SOG intends to retain any future earnings to finance the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future on its common stock.

Our Common Stock is Considered to be a Penny Stock

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, customers in Company securities may find it difficult to sell their securities, if at all.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements about Sears Oil Gas’s business, financial condition and prospects that reflect SOG management's assumptions and beliefs based on information currently available.  SOG can give no assurance that the expectations indicated by such forward-looking statements will be realized.  If any of SOG’s assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, the actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within SOG’s control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the proposed merchandise that SOG expects to market, SOG’s ability to establish a sufficient customer base, managements' ability to raise capital in the future (if required), the retention of key employees, changes in the regulation of the industry in which SOG functions, and changes under the laws, rules and regulations of governmental entities.

There may be other risks and circumstances that management may be unable to predict.

When used in this prospectus, words such as, "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

[Remainder of Page Left Blank Intentionally]

USE OF PROCEEDS

All of the shares being registered in this registration statement are issued and outstanding and held by the selling shareholders.  The selling security holders will receive the net proceeds from the resale of their shares.  We will not receive any of the proceeds from the sale of these shares, although we have agreed to pay the expenses related to the registration of such shares.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to SOG assets, book value, historical earnings or net worth.  In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The following table sets forth (i) the number of outstanding shares, beneficially owned by the selling stockholders prior to the offering; (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus; and (iii) the amount and the percentage of the class to be owned by such security holder after the offering is complete:

Name of the Owner of the Common Stock	Number of Shares Owned before the Offering	Number of Shares Offered by Selling Shareholders	Number of Shares Owned after the Offering	Percentage of Shares Owned after the Offering [1]

William J. Sears	500,000	500,000	0	0.00%
Steven P. Becker	100,000	100,000	0	0.00%
Andrew S. Austin	200,000	200,000	0	0.00%
Christon C. Allen	50,000	50,000	0	0.00%
Nancy Garrick [2]	100,000	100,000	0	0.00%
James G. Garrick	100,000	100,000	0	0.00%
Carl Gueswell	100,000	100,000	0	0.00%
Yahuuah's, Inc. [3]	100,000	100,000	0	0.00%
Roy J. Meadows	300,000	300,000	0	0.00%
Tammy Skalko	200,000	200,000	0	0.00%
Steven H. Kerr	100,000	100,000	0	0.00%
Howard Eimers	50,000	50,000	0	0.00%
Deborah J. Pierce	500,000	500,000	0	0.00%
Robert L. Long	400,000	400,000	0	0.00%
R. F. Bearden Associates, Inc. [4]	200,000	200,000	0	0.00%
George Vogelei	200,000	200,000	0	0.00%
Gary Leonard [5]	200,000	200,000	0	0.00%
Gary Leonard, Cust for Travis Leonard	100,000	100,000	0	0.00%
Clayton Leonard	100,000	100,000	0	0.00%
Peter Dyakowski	100,000	100,000	0	0.00%
Antony Dyakowski	100,000	100,000	0	0.00%
Alexander Dyakowski	100,000	100,000	0	0.00%
Michael A. Barron	100,000	100,000	0	0.00%
David R. Miller	500,000	500,000	0	0.00%
Robert M. Kassenbrock	500,000	500,000	0	0.00%
Centurion Capital Funding, LLC[6]	1,800,000	1,800,000	0	0.00%

Total (26 Shareholders)	6,800,000	6,800,000	0	0

On or about July 16, 2007, Sears Oil and Gas, Inc. closed a private placement offering in which it sold 5,000,000 shares of its common stock to the aforementioned shareholders, with the exception of Centurion Capital Funding, LLC which was issued shares for services rendered.  The shares were issued at a price of $0.01 per share.  The shares bear a restrictive transfer legend.  This transaction (a) involved no general solicitation, (b) involved less than thirty-five non accredited purchasers, and (c) relied on a detailed disclosure document to communicate to the investors all material facts about Sears Oil and Gas Corporation, including an audited balance sheet and reviewed statements of income, if applicable, changes in stockholders’ equity and cash flows.

None of the selling stockholders is a broker/dealer or an affiliate of a broker/dealer.

Notes:
1.	Assumes the offering of all 5,000,000 offered in this prospectus.
2.	Nancy Garrick and James G. Garrick are father and daughter.
3.	The beneficial owner and sole officer and director of Yahuuah’s, Inc. is Mark Canlas.
4.	The beneficial owner and sole officer and director of R.F. Bearden Associates, Inc. is Ronald.F. Bearden.
5.	Gary Leonard is the father of Travis Leonard
6.	Ronald A. Davis is the sole Managing Member of Centurion Capital Funding, LLC

PLAN OF DISTRIBUTION

There is no public market for our common stock. Our common stock is currently held amongst a small community of shareholders. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. To date, we have made no effort to obtain listing or quotation of our securities on a national stock exchange or association. We have not identified or approached any broker/dealers with regard to assisting us apply for such listing. We are unable to estimate when we expect to undertake this endeavor. In the absence of being listed, no market is available for investors in our common stock to sell their shares. We cannot guarantee that a meaningful trading market will develop.

If the stock ever becomes tradable, the trading price of Sears Oil and Gas's common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond SOG's control.  As a result, investors may be unable to sell their shares at or greater than the price they are being offered at.

The selling stockholders may offer their shares at various times in one or more of the following transactions:

•	In the over-the-counter market;

•	On any exchange, which the shares may hereafter be listed;

•	In negotiated transactions other than on such exchanges;

•	By pledge to secure debts and other obligations;

•
In connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

•	In a combination of any of the above transactions.

The selling stockholders may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price of $0.01 per share until a trading market develops in our common stock, at which time the selling stockholders may sell shares at market prices, which may vary, or at negotiated prices.  The selling stockholders may use broker/dealers to sell their shares. The broker/dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares.

The selling stockholders may transfer the shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 shares, than a prospectus supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. We will file a prospectus supplement to name successors to any named selling shareholders who are able to use the prospectus to resell the shares. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which SOG and the selling stockholders have complied.  The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available.
Some of the selling stockholders may be eligible and may elect to sell some or all of their shares pursuant to additional exemptions to the registration requirements of the Securities Act, including but not limited to, Rule 144 promulgated under the Securities Act, rather than pursuant to this Registration Statement.

Under certain circumstances the selling stockholders and any broker/dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act.  Any commissions received by such broker/dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act.  The selling stockholders may agree to indemnify such broker/dealers against certain liabilities, including liabilities under the Securities Act.

The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act, which may limit the timing of purchases and sales of the shares by the selling stockholders.

Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.  All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to our common stock.

The selling stockholders will pay all commissions, transfer fees, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered by us, and we have paid the expenses of the preparation of this prospectus.  We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

We do not intend to engage in any distribution efforts on behalf of any of the holders of our common stock other than providing for registration of the securities registered for sale with the U.S. Securities and Exchange Commission.

Each of the selling stockholders is acting independently of us in making decisions with respect to the timing, manner and size of each with the distribution of the shares. The selling stockholders may only offer and sell common stock using this prospectus in transactions at a fixed offering price of $0.01 per share until a trading market develops in our common stock, at which time the selling stockholders may sell shares at market prices, which may vary, or at negotiated prices. There is no assurance, therefore, that the selling stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling stockholders copies of this prospectus and any applicable prospectus supplement and have informed the selling stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares offered hereby. Our private investors held no influence on the decision to become a public reporting company.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We have 36,200,000 shares of our common stock issued and outstanding as of February 29, 2008.

Common Stock

The Company is authorized to issue up to 75,000,000 shares of common stock. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Right

No holder of any shares of Sears Oil and Gas Corporation stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of Sears Oil and Gas Corporation common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of SOG directors.

Preferred Stock

The Company has no class of capital stock designated as preferred stock.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Nevada corporate law, our articles of incorporation and our bylaws. Certain provisions of the Nevada Private Corporations Law may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business.

Reports

After this offering, Sears Oil and Gas Corporation will furnish its shareholders with annual financial reports certified by SOG's independent accountants, and may, in SOG's discretion, furnish unaudited quarterly financial reports.

After this offering, SOG will file periodic and current reports with the Securities and Exchange Commission as required to maintain the fully reporting status.

Transfer Agent

We will use Delos Stock Transfer, 762 South U.S. Highway 1, Suite 159, Vero Beach, Florida 32962 as our transfer agent.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Timothy S. Orr, Esq., Spokane, Washington, an independent legal counsel, has provided an opinion on the validity of Sears Oil and Gas Corporation’s issuance of common stock and is presented as an exhibit to this filing.

The financial statements appearing in the registration statement have been audited by Moore and Associates, Chartered, Las Vegas, Nevada, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF THE BUSINESS

Background

SEARS OIL AND GAS CORPORATION (“SOG” or the “Company”) a Nevada corporation which was incorporated on October 18, 2005, is a developmental stage company with a principal business objective of taking advantage of the many and varied opportunities currently presented within the oil and gas field.  SOG intends to exploit multiple revenue streams throughout the natural resources industry, including oil, gas and mining areas.

Business Development

Tar Sands

The Company has a manufacturing contract to use Quaestus Refining LLCs’ license for a patented technology to recover crude oil from “tar sands” deposits.  The technology is the first to eliminate environmental concerns, make oil economically feasible through the recovery of oil locked in tar sands and facilitate highly profitable commercialization of previously non-exploitable U.S. and global oil reserves.

We intend to be the market leader, the most cost-effective, environmentally responsible producer of crude oil from tar sands and shallow oil deposits – with an unparalleled global low ‘total’ recovery cost of less than $15.00 per barrel—before tax credits.

Quaestus Refining LLC licensed a developed and revolutionary new technology that uses non-toxic solvents to cost-effectively and eco-effectively remove oil from tar sands.  Tar sands (also called ‘oil sands’) are sedimentary rock formations that contain about 7% - 15% by weight of very viscous or asphalt-like petroleum oil known as “Bitumen’.   The Company’s process has been developed and proven with over six months of successful pilot plant operation.  The unique and patented technology features a continuous flow process coupled with a gas-liquid interface and incorporating a pressure differential to extract oil from sand.  The result is 99.9% recovery of oil resident in the sand with no loss of solvent! The petroleum industry has not previously succeeded in finding a commercially viable means to recover oil from tar sands using solvent-based technology.

Quaestus Refining LLC’s licensed process has a large number of critical and unique success factors not the least of which include:

•	Proven 95% oil recovery efficiency results in a cost of less than $15.00 / bbl.

•	The highly scalable process works effortlessly on a wide range of host tar sand sediment types.

•	It does not employ valuable or unavailable water and it does not use polluting chemical surfactants.

•
The continuously operating system is totally closed loop and is eco-responsible!  It has zero solvent loss; produces minimal green house gases; and returns the cleaned-up sands to the environment leaving the ecosystem in better than original condition.

Oil recovered from tar sands could substantially alleviate energy gap problems and prolong the dates when the U.S. and the world run out of conventional crude oil.  They will also give technology additional time to come up with commercially viable alternative solutions in time to prevent major dislocations in our geopolitical and industrial world economies.  “Proven” global tar sands reserves total 524 billion barrels of which 83 billion barrels are located in the U.S.—decreasing U.S. total dependency on foreign imports.

Oil and Gas

We plan to supply central administrative, correlated transportation and delivery, financial management, marketing and sales programs and expertise.  The Company is entering second stage development and has a synergistic prototype system designed and has identified initial prospective acquisitions, vendors and consumers.  The company is refining the production prototype before introducing it to the market and contracting with marketing partners.  The administrative costs under this new system will be comparable to existing systems. The production and transportation costs of these new systems are comparable to existing systems but may be less due to greater centralized purchasing power.  Our goal is to create the efficiencies of a vertically integrated utility whose products and services can be contracted with confidence by purchasing executives, and is both convenient and profitable for independent producers to utilize.  This goal is clearly in view with the company’s current strategic plan.

We can be characterized as an oil and natural gas marketing business. The Company will contract whenever possible directly with the producers in order to provide the greater net income of dealing directly. The company also intends on contracting with pipeline companies and brokers in order to create the greatest profit for the Company. The Company will contract for transportation directly with the pipelines (transportation companies) which will give the company control of the oil and gas purchased at the original purchase point all the way to the end user. The company intends to contract directly with the end users to establish complete control of all phases of the purchase and ultimate sale of the production to assure the company of the highest profit possible for each transaction.

The Company places a great deal of emphasis on oil and natural gas production and its transportation. The company’s management feels that natural gas will be the fuel of the future for automobiles, trucks, and buses due to the new clean air standards that will be going into effect and has noted that many tests with natural gas as vehicular fuel have been conducted by Public Service Company of Colorado, Amoco and other major companies.

The Company intends to acquire field transportation and short haul lines, which should increase the company’s profits. This may create additional profits by providing transportation services and the resulting fees to other Companies as well as its own transportation for its own contracts. These transportation contracts with other companies can result in cash flow in addition to the Company’s in house contracts. Thus after obtaining field gathering systems and also contracting with the transportation companies, the company will have the capability of developing its own end users, which should give the company a larger margin of profit. The Company will be able to contract directly with end users because of the industry deregulation of recent years making it possible for independent contractors to transport to end users through interstate pipelines.

Historically the oil and gas industry consists primarily of the exploration for oil and/or gas by locating the presence of hydrocarbons in the zones of geological formations under the surface of the earth by the testing of these zones either geophysically, and seismically, or by drilling a “hole” and “logging” the hole by means of an “electric log” which is done by inserting the logging device into the hole, and recording the “resistivity” and permeability of the rock formations therein. If the hole is determined to contain oil or gas in commercial quantities, the “hole” then becomes a “well.” The well is then completed, and the production of oil or gas is begun. If the hole is determined not to contain hydrocarbons in commercial quantities, it is then declared a “dry hole” and is abandoned. As may be presumed, the oil and gas industry has become, over the years, very competitive and very complicated.  New production technologies make it possible to recover commercially viable production from properties previously deemed to be dry.   The product is then sold to refineries or to end-users and delivered by truck or by pipeline.

Additional Potential Business Platforms- Coal & Precious Metals

Coal

The Company may exploit coal reserves located in Wyoming.  The Company is currently exploring this option with previously proven reserves.  However, there can be no assurance the Company will be successful in exploiting any of these coal reserves in the future.  Moreover, the Company may not have the resources available to adequately pursue these interests in the future.

Precious Metals

In the future and if the Company as the resources available it intends to formulate a plan whereby it would acquire production contracts and interests for gold and precious metals which were previously owned by a privately held company. The production interests are for patented and un-patented lode mining claims in Mohave County, Arizona. The claims are in a volcanic area of proven production, which was worked about 70 years ago. Production was limited due to a lacking of equipment and technology leaving most of the fine gold. Modern mining equipment and techniques will facilitate in recovery of this fine gold. Mining in Arizona exploded during the 1870’s and 1880’s.  There can be no assurance that the Company will ever have the resources available to pursue this business endevour, and if it does that it would be successful in generating revenue from it.

Market

General

Given the current geo-political turmoil, the international market in energy in general and crude oil in particular, marketing our energy products domestically should be readily excepted; however, we cannot guarantee the market will be interested in our products and want to purchase and utilize them on a consitent basis.  If the energy market is not receptive to our products our business would fail.

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and with the exception of gas, all producers in a producing region will receive the same price.

The major oil companies will purchase all crude oil offered for sale at posted field prices. There are price adjustments for quality differences from the Benchmark. Benchmark is Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Quality variances from Benchmark crude will results in lower prices being paid for the variant oil. Oil sales are normally contracted with a purchaser or gatherer as it is known in the industry who will pick up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. At this time the majority of crude oil purchasers do not charge transportation fees unless the well is outside their service area. The service area is a geographical area in which the purchaser of crude oil will not charge a fee for picking upon the oil. The purchaser or oil gatherer as it is called within the oil industry will usually handle all check disbursements to both the working interest and royalty owners. We will be a working interest owner. By being a working interest owner, we are responsible for the payment of our proportionate share of the operating expenses of the well. Royalty owners and over riding royalty owners receive a percentage of gross oil production for the particular lease and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, we, in most instances, will be paying the expenses for the oil and gas revenues paid to the royalty and over riding royalty interests.

Gas sales are by contract. The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous month’s sales. The operator is responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Price will fluctuate with the seasons and the general market conditions. It is our intention to utilize this market whenever possible in order to maximize revenues. We do not anticipate any significant change in the manner production is purchased; however, no assurance can be given at this time that such changes will not occur.

Growth Strategy of the Company

As sales increase, research and development will be expanded.  If our intended exploration, research and development activities mature, we will be able to increase not only our product output but also stabilize financial independence as well.

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we do and therefore have greater leverage in acquiring prospects, hiring personnel and marketing oil and gas.

Research and Development

We will be conducting research in the form of drilling on the properties leased and the refinement of our licensed equipment. Our business plan is focused on a strategy for maximizing the long-term exploration and development of our properties. To date, we have focused primarily on acquiring our interest in a single lease as described herein on which to determine the best practices related to exploiting our technology.

Government Regulation

The production and sale of natural resources, and oil and gas in particular, is subject to regulation by state, federal and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto.

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic and crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be re-imposed in the future but when, if ever, such re-imposition might occur and the effect thereof is unknown.

The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 (“NGPA”). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas specifically exempt from regulation (i.e., unless the gas is deregulated). Administration and enforcement of the NGPA ceiling prices are delegated to the Federal Energy Regulatory Commission (“FERC”). In June 1986 the FERC issued Order No. 451, which in general is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible, though unlikely, that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Our operations are subject to extensive and continually changing regulation because of legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that we are affected in a significantly different way by these regulations than our competitors are affected.

Transportation and Production

We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, FERC regulates:

•	the construction of natural gas pipeline facilities, and

•	the rates for transportation of these products in interstate commerce.

Our possible future sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and FERC from 1985 to the present. These changes affect the economics of natural gas production, transportation and sales. In addition, FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry that remain subject to FERC’s jurisdiction. The most notable of these are natural gas transmission companies.

FERC’s more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas in some cases. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. These initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by FERC since 1985 cannot be predicted. In addition, some aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. We cannot predict what further action FERC will take on these matters. However, we do not believe that any action taken will affect us much differently than it will affect other natural gas producers, gatherers and marketers with which we might compete.

Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we compete.

Regulation of Drilling and Production

Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

•	the amounts and types of substances and materials that may be released into the environment,

•	the discharge and disposition of waste materials,

•	the reclamation and abandonment of wells and facility sites, and

•	the remediation of contaminated sites,

and require:

•	permits for drilling operations,

•	drilling bonds, and

•	reports concerning operations.

Environmental Regulations

Our operations are affected by the various state, local and federal environmental laws and regulations, including the:

•	Clean Air Act,

•	Oil Pollution Act of 1990,

•	Federal Water Pollution Control Act,

•	Resource Conservation and Recovery Act (“RCRA”),

•	Toxic Substances Control Act, and

•	Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”).

These laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

•	drilling,

•	development and production operations,

•	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and

•	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

•	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,

•
capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

•	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on our operations. However, we do not believe that changes to these regulations will have a significant negative affect on our operations.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, we believe the Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either:

•	a “generator” or “transporter” of hazardous waste, or

•	an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility.

At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, we will not be subject to many of RCRA’s requirements because our operations will probably generate minimal quantities of hazardous wastes.

CERCLA, also known as “Superfund,” imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include:

•	the “owner” or “operator” of the site where hazardous substances have been released, and

•	companies that disposed or arranged for the disposal of the hazardous substances found at the site.

CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our ordinary operations, we could generate waste that may fall within CERCLA’s definition of a “hazardous substance.” As a result, we may be liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed.

Under such law we could be required to:

•	remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators,

•	clean up contaminated property, including contaminated groundwater, or

•	perform remedial plugging operations to prevent future contamination.

We could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

Code of Ethics

The Company’s Board of Directors has approved a Code of Ethics for management relating to financial disclosures and filings related to future reporting requirements. A copy of the Code of Ethics will be made available to you by contacting the Company at 351-B Linden Street, Ft. Collins, Colorado 80524.

Corporate Governance

The Board of Directors has approved an Internal Control Manual so that management has an organizational guide for the purpose of establishing policy toward Company wide treatment of check writing and receiving, as well as the items relating to disclosure to shareholders and regulators.

Number of Total Employees and Number of Full Time Employees

We are currently in the development stage.  During this development period, SOG plans to rely exclusively on the services of its officers and directors, to establish business operations and perform or supervise the minimal services required at this time.  Sears Oil and Gas believes that its operations are currently on a small scale that is manageable by these individuals.  There are no other full or part-time employees.

DESCRIPTION OF PROPERTY

Sears Oil and Gas Corporation uses a corporate office located at 351-B Linden Street, Ft. Collins, Colorado 80524.  Office space, telephone services and storage are currently being provided free of charge by President, William C. Sears.  There are currently no proposed programs for the renovation, improvement or development of the facilities currently use.

Sears Oil and Gas’ management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  SOG does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

Sears Oil and Gas Corporation is not currently a party to any legal proceedings. SOG’s agent for service of process in Nevada is Stevenson Management Group at 9750 Pease Way, Suite 2090, Las Vegas, Nevada 89147. The telephone number is (702) 371-5754.

SOG’s officers and directors have not been convicted in a criminal proceeding nor have they been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

Mr. Sears and Mr. Kern, the Company’s officers and directors have not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Overview

The Company is a start-up exploration stage company that was incorporated in Nevada on October 18, 2005 to acquire and explore oil and gas leases which are not in either the development stage or production stage. To date we have not acquired any property or leases.

Our auditors have issued a going concern opinion which means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin selling oil and gas. The more money we raise, the more drilling we can conduct. Since we do not know what the exploration of our prospects and future prospects will bear, we cannot say whether we will be successful even if we raise adequate funds to explore such properties.

Plan of Operation

Sears Oil and Gas’ Business Strategy has two phases.  During the first phase, the company will concentrate heavily on acquiring oil and gas leases on property that the Company has performed geological surveys.  The second phase will focus on opening, funding, and managing various limited partnerships or limited liability companies to develop and explore the oil and gas properties it has under lease. The Company will also focus on acquiring through joint ventures or other means, already developed oil and gas properties that will provide a revenue stream for the Company.

To date, Sears Oil and Gas Corporation has not implemented its fully planned principal operations or strategic business plan. Presently, SOG is attempting to secure sufficient monetary assets to increase operations.  SOG cannot assure any investor that it will be able to enter into sufficient business operations adequate enough to insure continued operations.

Currently, the Company is in the exploration stage, and has not generated any revenues from operations. Revenue will be recognized only at such time as the Company has identified, recovered and sold or delivered raw minerals, oil and/or gas. Any exploration costs will be expensed as incurred.

SOG currently does not own any significant plant or equipment that it would seek to sell in the near future.

SOG management does not anticipate the need to hire employees over the next 12 months, with the possible exception of telemarketing and customer service telephone support should business develop of a sufficient nature to necessitate such expenditure. Currently, SOG believes the services provided by its officers and directors appear sufficient at this time. SOG believes that its operations are currently on a small scale that is controllable by the present management.

SOG has no plans to seek a business combination with another entity in the foreseeable future.

Limited Operation History; Need for Additional Capital

Sears Oil and Gas Corporation incorporated on October 18, 2005.  As of February 29, 2008, SOG has generated no revenues while incurring $79,632 in total expenses.  This resulted in a net loss of $79,632 since inception, which is attributable to general and administrative expenses. Since incorporation, Sears Oil and Gas Corporation have financed its operations through minimal initial capitalization and nominal business activity.

Liquidity and Capital Resources

The realization of sales revenues in the next 12 months is important in the execution of the plan of operations.  However, SOG cannot guarantee that it will generate such growth.  If SOG does not produce sufficient cash flow to support SOG operations over the next 12 months, SOG may need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  SOG cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue.

We will need to raise additional funds for working capital and to explore and develop our leases. We plan to raise such funds through the sale of equity or debt capital. Such equity securities might have rights, preferences or privileges senior to the outstanding Common Stock. Any debt that we may issue will be senior in right of payment to the outstanding Common Stock and may be convertible into Common Stock. Further, we may issue options or warrants in connection with such placements.

We also may enter into a joint venture, joint development, farm-out or similar arrangement with one or more third parties to raise the capital necessary to explore and develop our prospects.

There can be no assurance that we can obtain the capital we require through the sale of our debt or equity securities or enter into arrangements with third parties on terms acceptable to us, or at all. If we are unable to raise additional cash as necessary, we will either have to suspend operations until we do raise the cash or cease operations entirely.

SOG has not paid for expenses on behalf of any director.  Additionally, SOG believes that this policy shall not materially change.

Off-Balance Sheet Arrangements

Sears Oil and Gas Corporation does not have any off-balance sheet arrangements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of SOG common stock by all persons known by SOG to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group.  Unless otherwise specified, the named beneficial owner has, to SOG knowledge, either sole or majority voting and investment power.

Title Of Class	Name, Title and Address of Beneficial Owner of Shares [1]	Amount of Beneficial Ownership [2]	Percent of Class
			Before Offering	After Offering [3]

Common	William C. Sears, President and Director	25,221,200	80.84%	80.84%

Common	Max D. Kern , Treasurer/Secretary	2,500,000	8.01%	8.01%

	All Directors and Officers as a group	27,721,200	88.85%	88.85%

Footnotes:

1  The address of each executive officer and director is c/o Sears Oil and Gas Corporation, 351-B Linden Street, Ft. Collins, Colorado 80524

2  As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

3 The aggregate amount of shares issued and outstanding is 36,200,000.

EXECUTIVE COMPENSATION

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)

William C. Sears	2007	-	-	-	-	-	-	-
Officer and Director	2008	-	-	-	-	-	-	-

Max D. Kern	2007	-	-	-	-	-	-	-
Officer	2008	-	-	-	-	-	-	-

Employment Agreements

Since Sears Oil and Gas Corporation’s incorporation on October 18, 2005, SOG has not paid any compensation to any officer, director or employee.  SOG does not have employment agreements.  Any future compensation to be paid will be determined by the Board of Directors, and, as appropriate, an employment agreement will be executed.  SOG does not currently have plans to pay any compensation until such time as it maintains a positive cash flow.

Long-Term Incentive Plan Awards

Sears Oil and Gas Corporation currently have no existing or proposed option/SAR grants.

Compensation of Directors

Directors are not entitled to receive compensation for services rendered to Sears Oil and Gas Corporation, or for each meeting attended except for reimbursement of out-of-pocket expenses.  There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Indemnification of Officers and Directors

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of her position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors are elected by the stockholders to a term of one year and serve until a successor is elected and qualified.  Officers are appointed by the Board of Directors to a term of one year and serve until a successor is duly elected and qualified, or until removed from office.  The Board of Directors has no nominating, auditing or compensation committees.

The following table sets forth the names, positions and ages of our directors and executive officers. Our directors were elected by the majority written consent of our stockholders in lieu of a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position	Period of Service [1]

William C. Sears [2]	68	President, Chief Executive Officer and Director	Since October 2005

Max D. Kern [2]	58	Treasurer, Secretary, Chief Financial and Accounting Officer	Since October 2005

Notes:

1 Directors will hold office until the next annual meeting of the stockholders, which shall be held pursuant to statute, and until successors have been elected and qualified.  At the present time, officers were appointed by the directors and will hold office until resignation or removal from office.

2 The present officers and directors have obligations to entities other than Sears Oil and Gas Corporation.  SOG expects them to spend approximately 10-20 hours per week on SOG business affairs.  At the date of this prospectus, Sears Oil and Gas Corporation is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

Backgrounds of Executive Officers, Promoters, and Control Persons

William C. Sears – President and Director – Mr. Sears has vast business and finance experience.  From 1976 to the present, Mr. Sears has been the President of William C. Sears, Inc., a construction and redevelopment corporation.  Also, from 1995 to the present, Mr. Sears has been President of American International Investment & Trading Co., Inc., an Albanian joint venture in manufacturing and importing.

Max D. Kern – Secretary/Treasurer - Mr. Kern has considerable management experience, business skills and leadership techniques.  From 1977 to the present, Mr. Kern was the store manager of Kaufman’s Tall & Big Shop where he supervised 10-15 employees with 3.5 million in annual sales.  In this position, Mr. Kern executed weekly, bi-weekly and seasonal purchasing, managed accounts payable for two locations, managed accounts receivable, and facilitated all special order customers, along with being a leading salesman for the business.

Board Committees

Sears Oil and Gas Corporation has not yet implemented any board committees as of the date of this prospectus.  The Board of Directors may appoint an Audit Committee.  The Audit Committee will be authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company prior to publication, and to review the work of, and approve non-audit services performed by, such independent accountants.  The Audit Committee will make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year.  The Audit Committee will also review the effectiveness of the financial and accounting functions and the organization, operation and management of the Company.

Directors

The Company's Board of Directors presently consists of one member.  The Company's Board of Directors may appoint a Compensation Committee to review all employee and consultant compensation, including payroll expenditures, salaries, stock options, stock incentives and bonuses.  The Bylaws of the Company generally provide for majority approval of disinterested directors in order to adopt resolutions, including any borrowings by the Company or the issuance of any additional Common Stock. Although SOG anticipates appointing additional directors in the future, SOG has not identified any such person at this time.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS AND DESCRIPTION OF SECURITIES

As of the date of this prospectus, there is no public market in Sears Oil and Gas Corporation’s common stock.  This prospectus is a step toward creating a public market for SOG stock, which may enhance the liquidity of SOG shares. However, there can be no assurance that a meaningful trading market will develop.  Sears Oil and Gas Corporation and its management make no representation about the present or future value of SOG common stock.

As of the date of this prospectus,

1. There are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of Sears Oil and Gas Corporation;

2. There are currently approximately 36,200,000 shares of SOG common stock held by approximately thirty (30) shareholders, including its officers and directors Max D. Kern and William C. Sears, that are not eligible to be sold pursuant to Rule 144 under the Securities Act;

3. Other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document, Sears Oil and Gas Corporation has approximately 36,200,000 shares of common stock outstanding held by approximately thirty (30) shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

All of the presently outstanding shares of common stock (36,200,000) are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  The Issuer is filing this Registration Statement to register holders of 6,800,000 shares of our common stock as “Selling Shareholders”. The SEC has adopted final rules amending Rule 144 which shall became effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405, ceases to be a “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or an Issuer that has at anytime previously a reporting or non-reporting shell company as defined in Rule 405, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, the Company is classified as a “shell company” under Rule 405 of the Securities Act. As such, all restricted securities presently held by the shareholders of the Company who are not being registered pursuant to this Registration Statement may not be resold in reliance on Rule 144 until: (1) the Company files Form 10 information with the SEC when it ceases to be a “shell company”; (2) the Company has filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time the Company files the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

There are no promoters being used in relation with this offering, except that under the definition of promoter in Rule 405 of Regulation C of the Securities Act of 1933, William C. Sears and Max Kern, officers and directors of Sears Oil and Gas Corporation are considered to be promoters with respect to this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive assets, services or other consideration from us. No assets will be or are expected to be acquired from any promoter on behalf of Sears Oil and Gas. We have not entered into any agreements that require disclosure to our shareholders.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	The Officers and Directors;

•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

•	Any relative or spouse of any of the foregoing persons who have the same house as such person.

During October 2005, the Company issued 25,221,200 shares of common stock to William C. Sears in exchange for services valued at $25,221.20 which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

During October 2005, the Company issued 2,500,000 shares of common stock to Max D. Kern in exchange for services valued at $2,500.00 which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

During October 2005, the Company issued 1,500,000 shares of common stock to Richard B. Graibus in exchange for services valued at $1,500.00, which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

During October 2005, the Company issued 778,800 shares of common stock to David G. Long in exchange for services valued at $778.80, which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

On or about July 17, 2007, the Company closed a private placement offering whereby it sold 5,000,000 shares of common stock at $0.01 per share to twenty five (25) purchasers, which offering was exempt pursuant to Regulation D. Rule 505 of the Securities Act of 1933, as amended.

During May 2008, pursuant to a contract with Centurion Capital Funding, LLC, an Oregon Limited Liability Company, the Company issued 1,800,000 shares of common stock to Centurion Capital Funding, LLC for services valued at $1,800.00, which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent accountant for the Company is Moore & Associates, Chartered, 2675 South Jones Boulevard, Suite 109, Las Vegas, Nevada 89146.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the  foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

SEARS OIL AND GAS CORPORATION

FINANCIAL STATEMENTS

February 29, 2008 and December 31, 2007

[Remainder of Page Left Blank Intentionally]

C O N T E N T S

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sears Oil and Gas Corporation
(A Development Stage Company)

We have audited the accompanying balance sheets of Sears Oil and Gas Corporation (A Development Stage Company) as of February 29, 2008, December 31, 2007, and December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the two months ended February 29, 2008, and for the years ended December 31, 2007 and December 31, 2006 and since inception on September 9, 2005 through February 29, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sears Oil and Gas Corporation (A Development Stage Company) as of February 29, 2008, December 31, 2007, and December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the two months ended February 29, 2008, and for the years ended December 31, 2007 and December 31, 2006 and since inception on September 9, 2005 through February 29, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
April 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

SEARS OIL AND GAS CORPORATION
(A Development Stage Company)
Balance Sheets

ASSETS

	February 29,	December 31,	December 31,
	2008	2007	2006

CURRENT ASSETS

Cash	$22,368	$32,223	$271

Total Current Assets	22,368	32,223	271

TOTAL ASSETS	$22,368	$32,223	$271

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$-	$-	$-

Total Current Liabilities	-	-	-

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, 75,000,000 shares authorized, 36,200,000, 36,200,000 and 30,000,000 shares outstanding, respectively	36,200	36,200	30,000
Additional paid-in capital	65,800	65,800	10,000
Deficit accumulated during the development stage	(79,632)	(69,777)	(39,729)

Total Stockholders' Equity	22,368	32,223	271

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,368	$32,223	$271

The accompanying notes are an integral part of these financial statements.

SEARS OIL AND GAS CORPORATION
(A Development Stage Company)
Statements of Operations

	For the Two Months Ended	For the Year Ended	For the Year Ended	From Inception on September 9, 2005 Through
	February 29,	December 31,	December 31,	February 29,
	2008	2007	2006	2008

REVENUES	$-	$-	$-	$-

OPERATING EXPENSES

General and administrative	9,855	30,048	39,186	79,632

Total Operating Expenses	9,855	30,048	39,186	79,632

INCOME (LOSS) FROM OPERATIONS	(9,855)	(30,048)	(39,186)	(79,632)

OTHER EXPENSES

Interest expense	-	-	-	-

LOSS BEFORE INCOME TAXES	(9,855)	(30,048)	(39,186)	(79,632)

Income Tax Expense	-	-	-	-

NET LOSS	$(9,855)	$(30,048)	$(39,186)	$(79,632)

BASIC LOSS PER COMMON SHARE	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	36,200,000	33,100,000	30,000,000

The accompanying notes are an integral part of these financial statements

SEARS OIL AND GAS CORPORATION
(A Development Stage Company)
Statements of Stockholders' Equity

	Common Stock		Additional Paid-In	Deficit Accumulated During the Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, September 9, 2005	-	$-	$-	$-	$-

Shares issued for services	30,000,000	30,000	10,000	-	40,000

Net loss from inception through December 31, 2005	-	-	-	(543)	(543)

Balance, December 31, 2005	30,000,000	30,000	10,000	(543)	39,457

Net loss for the year ended December 31, 2006	-	-	-	(39,186)	(39,186)

Balance, December 31, 2006	30,000,000	30,000	10,000	(39,729)	271

Common stock issued for services at $0.01 per share	1,200,000	1,200	10,800	-	12,000

Common stock issued for cash at $0.01 per share	5,000,000	5,000	45,000	-	50,000

Net loss for the year ended December 31, 2007	-	-	-	(30,048)	(30,048)

Balance, December 31, 2007	36,200,000	36,200	65,800	(69,777)	32,223

Net loss for the period ended February 29, 2008	-	-	-	(9,855)	(9,855)

Balance, February 29, 2008	36,200,000	$36,200	$65,800	$(79,632)	$22,368

The accompanying notes are an integral part of these financial statements.

SEARS OIL AND GAS CORPORATION
(A Development Stage Company)
Statements of Cash Flows

	For the Two Months Ended	For the Year Ended	For the Year Ended	From Inception on September 9, 2005 Through
	February 29,	December 31,	December 31,	February 29,
	2008	2007	2006	2008

OPERATING ACTIVITIES

Net loss	$(9,855)	$(30,048)	$(39,186)	$(79,632)
Adjustments to reconcile net loss to cash flows from operating activities:
Common stock issued for services	-	12,000	-	52,000

Net Cash Used by Operating Activities	(9,855)	(18,048)	(39,186)	(27,632)

INVESTING ACTIVITIES	-	-	-	-

FINANCING ACTIVITIES

Common stock issued for cash	-	50,000	-	50,000

Net Cash Provided by Financing Activities	-	50,000	-	50,000

NET DECREASE IN CASH	(9,855)	31,952	(39,186)	22,368

CASH AT BEGINNING OF PERIOD	32,223	271	39,457	-

CASH AT END OF PERIOD	$22,368	$32,223	$271	$22,368

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-	$-
Income Taxes	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

SEARS OIL AND GAS CORPORATION
Notes to the Financial Statements
February 29, 2008 and December 31, 2007

NOTE 1 -  ORGANIZATION AND HISTORY

Sears Oil and Gas Corporation (the Company) was incorporated on September 9, 2005 in the State of Nevada. The Company was formed to use a patented technology to produce crude oil from “tar sands” deposits. The Company will also conduct administrative, correlated transportation and delivery of product, financial management, and the marketing and sales programs of the operation. The Company has not commenced principle operations and is classified as a development stage company.

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES

a.	Accounting Method

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

b.	Basic Loss Per Share

	Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount
For the Two Months Ended February 29, 2008	$(9,855)	36,200,000	$(0.00)
For the Year Ended December 31, 2007	$(30,048)	33,100,000	$(0.00)
For the Year Ended December 31, 2006	$(39,186)	30,000,000	$(0.00)

       The computations of basic loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements. There are no common stock equivalents outstanding.

SEARS OIL AND GAS CORPORATION
Notes to the Financial Statements
February 29, 2008 and December 31, 2007

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

c.	Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of February 29, 2008 and December 31, 2007:

	2008	2007
Deferred tax assets NOL Carryover	$10,776	$6,933
Valuation allowance	(10,776)	(6,933)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income from continuing operations for the periods ended July 31, 2007 and December 31, 2006 due to the following:

	2008	2007
Book loss	$(3,843)	$(11,719)
Common stock issued for services	-	4,680
Valuation allowance	3,843	7,039

	$-	$-

At February 29, 2008, the Company had net operating loss carry forwards of approximately $27,000 that may be offset against future taxable income through the year 2028.  No tax benefit has been reported in the February 29, 2008 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

d.    Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

SEARS OIL AND GAS CORPORATION
Notes to the Financial Statements
February 29, 2008 and December 31, 2007

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

e.   Fair Value of Financial Instruments

As at February 29, 2008, the fair value of cash and accounts and advances payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

f.    Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS 160, “Noncontrolling interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years beginning on or after December 15, 2008. Early adoption is not permitted. Management is currently evaluating the effects of this statement, but it is not expected to have any impact on the Company’s financial statements.

In February 2007 , the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 creates a fair value option allowing an entity to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities, with changes in fair value recognized in earnings as they occur. SFAS 159 also requires an entity to report those financial assets and financial liabilities measured at fair value in a manner that separates those reported fair values from the carrying amounts of assets and liabilities measured using another measurement attribute on the face of the statement of financial position. Lastly, SFAS 159 requires an entity to provide information that would allow users to understand the effect on earnings of changes in the fair value on those instruments selected for the fair value election. SFAS 159 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is continuing to evaluate SFAS 159 and to assess the impact on its results of operations and financial condition if an election is made to adopt the standard.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

SEARS OIL AND GAS CORPORATION
Notes to the Financial Statements
February 29, 2008 and December 31, 2007

NOTE 2-   SIGNIFICANT ACCOUNTING POLICIES (Continued)

g.    Long-lived Assets-Technology

The Company’s technology is recorded at its cost. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

h.   Concentration of Risk

Cash - The Company at times may maintain a cash balance in excess of insured limits. At February 29, 2008, the Company has no cash in excess of insured limits.

i.    Revenue Recognition

The Company recognizes oil revenues when pumped and metered by the customer.

j.	Accounts Receivable

Accounts receivable are carried at the expected net realizable value. The allowance for doubtful accounts is based on management's assessment of the collectibility of specific customer accounts and the aging of the accounts receivables.  If there were a deterioration of a major customer's creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability  of the amounts  due to us could be  overstated,  which  could have a negative impact on operations.

k.	Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

l.	Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed straight-line over periods ranging from three to five years.

SEARS OIL AND GAS CORPORATION
Notes to the Financial Statements
February 29, 2008 and December 31, 2007

NOTE 3 -  GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.  The Company intends to  raise additional capital when required to produce crude oil from tar sands.  When and if these activities provide sufficient revenues it would  allow it to continue as a going concern. In the interim the Company is working toward raising operating capital through the private placement of its common stock or debt instruments.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

NOTE 4 -  SIGNIFICANT EVENTS

During the year ended December 31, 2005, the Company sold 30,000,000 shares of its common stock at $0.001 per share.

During the year ended December 31, 2007, the Company sold 5,000,000 shares of its common stock at $0.01 per share and issued another 1,200,000 shares for legal services valued at $12,000.

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the common stock being registered. Sears Oil and Gas has agreed to pay all costs and expenses related to the registration of its common stock. All amounts are estimated.

EDGAR Conversion Fees	$1,000
Transfer Agent Fees	4,500
Accounting and Legal Fees	4,500
Securities and Exchange Commission Fees	3
Total Expenses	$9,003

Indemnification of Directors and Officers

Our Bylaws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who, in his capacity as such, is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our company pursuant to the  foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request.  This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.751, Sears Oil and Gas  shall indemnify any director, officer and employee as follows: Every director, officer, or employee of Sears Oil and Gas  shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of Sears Oil and Gas  or is or was serving at the request of Sears Oil and Gas  as a director, officer, employee or agent of Sears Oil and Gas , partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of Sears Oil and Gas .  Sears Oil and Gas shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of Sears Oil and Gas  as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Recent Sale of Unregistered Securities

During the past three years, Sears Oil and Gas Corporation issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

During October 2005, the Company issued 25,221,200 shares of common stock to William C. Sears in exchange for services valued at $25,221.20 which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

During October 2005, the Company issued 2,500,000 shares of common stock to Max D. Kern in exchange for services valued at $2,500.00 which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

During October 2005, the Company issued 1,500,000 shares of common stock to Richard B. Graibus in exchange for services valued at $1,500.00, which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

During October 2005, the Company issued 778,800 shares of common stock to David G. Long in exchange for services valued at $778.80, which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

On or about July 17, 2007, the Company closed a private placement offering whereby it sold 5,000,000 shares of common stock at $0.01 per share to twenty five (25) purchasers, which offering was exempt pursuant to Regulation D Rule 505 of the Securities Act of 1933, as amended.

During May 2008, pursuant to a contract with Centurion Capital Funding, LLC, an Oregon Limited Liability Company, the Company issued 1,800,000 shares of common stock to Centurion Capital Funding, LLC for services valued at $1,800.00, which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

As of the date of this Registration Statement, there were 36,200,000 shares of common stock issued and outstanding being held by thirty (30) shareholders of record.

At the time of the issuance, all of the above shareholders were in possession of all available material information about us.  On the basis of these facts, Sears Oil and Gas claims that the issuance of stock to the Sears Oil and Gas shareholders qualify for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  Sears Oil and Gas believes that the exemption from registration for these sales under Section 4(2) was available because:

1. The shareholders had fair access to all material information about Sears Oil and Gas  before investing;

2. There was no general advertising or solicitation; and

3. The shares bear a restrictive transfer legend.

On the basis of these facts, we claim that the issuance of stock to our initial shareholders qualifies for the exemption from registration contained in section 4(2) of the Securities Act of 1933.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation

3.2	By-Laws

5.1	Legal Opinion with Consent

14.1	Code of Ethics

23.1	Consent of Accountant

UNDERTAKINGS

In this Registration Statement, Sears Oil and Gas is including undertakings required pursuant to Rule 415 of the Securities Act and Rule 430A under the Securities Act.

Under Rule 415 of the Securities Act, the Company is registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness and (b) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, Sears Oil and Gas Corporation includes the following undertakings in this Registration Statement:

The undersigned registrant hereby undertakes to:

(1)          File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Fort Collins, State of Colorado May 23, 2008.

Sears Oil and Gas Corporation
(Registrant)

By: /S/William Sears
William Sears
President
Chief Executive Officer
(Chief Accounting Officer)
Chief Financial Officer
Secretary-Treasurer
Director